UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2006
TVIA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-30539 (Commission File Number)	94-3175152 (IRS Employer Identification No.)

4001 Burton Drive, Santa Clara, California (Address of principal executive offices)	95054 (Zip Code)
(408) 327-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.
(a) On December 29, 2006, and January 3, 2007, Tvia, Inc. (the “Company”) entered into settlement agreements (the “Agreement”) with certain shareholders (each a “Settling Investor, collectively the “Settling Investors”) who purchased shares of common stock and received warrants to purchase additional shares of common stock in a private placement (the ‘Private Placement”) of the Company’s securities in August 2006 extinguishing, with respect to the Settling Investors, any potential liability arising out of the Private Placement.
Per the terms of the Agreement, the Company issued promissory notes in an aggregate principal amount of $1,242,000.00 bearing interest at five percent per annum commencing on September 28, 2007 (the “Notes”). The Notes, together with any accrued interest, are payable in four equally quarterly installments with the first payment due on September 28, 2007.
Under certain circumstances, the Notes can be converted at the election of the Company or the Settling Investor into the Company’s common stock at a price of $1.25 per share in the event the average price of the Company’s common stock is $1.50 per share or higher. If the Company fails to make a required Note payment within five days of such required payment, then Settling Investors may, under certain circumstances, convert the outstanding principal amount of a Note into the Company’s common stock at a conversion price equal to seventy percent of the then-current market price of the Company’s common stock.
Pursuant to the terms of the Agreement, the Settling Investors also received a one time aggregate cash payment of $540,000. The Settling Investors have agreed to cancel an aggregate of 378,000 outstanding warrants to purchase common stock acquired in the Private Placement. The Company has also agreed to register the Settling Investor’s shares of common stock purchased in the Private Placement and it is subject to liability for failure to register the common stock as agreed by the parties.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tvia, Inc. (Registrant)
Date: January 5, 2007
	By:	/s/ Keith P. Yee
Keith P. Yee
Chief Financial Officer